                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of September 23, 2002, by and between LEXENT INC., a Delaware corporation (the "Company") and Norman Fornella (the "Employee").

                                   W I T N E S S E T H:

      WHEREAS the Company desires to induce the Employee to enter into employment with the Company for the period provided in this Agreement, and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

      NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

      1.    Employment.

            a. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept such employment with the Company, commencing on September 23, 2002 (the "Commencement Date") and continuing for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

            b. The Employee affirms and represents that as of the commencement of his employment by the Company, he was under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee's undertakings under this Agreement.

      2. Term of Employment. Unless earlier terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on the Commencement Date and ending on September 22, 2006. The period from the Commencement Date until September 22, 2006, or, in the event that the Employee's employment hereunder is earlier terminated as provided herein, such shorter period, is hereinafter called the "Employment Term" (the "Employment Term").

      3. Duties. The Employee shall be employed as the Executive Vice President & Chief Financial Officer of the Company. Employee shall faithfully perform and discharge such duties as inhere in the positions of Executive Vice President & Chief Financial Officer as may be specified in the By-laws of the Company with respect to such positions, and shall also perform and discharge

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            such other duties and responsibilities consistent with such position as the Board of Directors of the Company (the "Board of Directors") and the Chief Executive Officer of the Company shall from time to time determine. The Employee shall report to the Chief Executive Officer of the Company. The Employee shall perform his duties principally at offices of the Company in New York City, New York, with such travel to such other locations from time to time as the Chief Executive Officer may reasonably prescribe. Except as may otherwise be approved in advance by the Board of Directors, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote his full business time throughout the Employment Term to the services required of him hereunder. The Employee shall render his business services exclusively to the Company and its subsidiaries during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his position.

      4.    Compensation.

            a. Salary. As compensation for the performance by the Employee of the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000) (said amount, together with any increases thereto as may be determined from time to time by the Board of Directors in its sole discretion, being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect.

            b. Bonus. Provided that Employee is employed by Company on the last day of the fiscal year (or on September 22, 2006 for the calendar year 2006), the Employee shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term in an amount targeted at 40% of his Salary (pro rated for any portion of a fiscal year occurring during the Employment Term) if the Company achieves the target performance objectives established by the Compensation Committee of the Board of Directors (the "Compensation Committee") with respect to such fiscal year, which bonus, if any, shall be payable at the time bonuses are payable to other Company senior executives. The Employee shall also be eligible to receive additional bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term for exceptional performance as may be determined by the Compensation Committee in its sole discretion. Notwithstanding the above, Employee shall be entitled to receive a minimum bonus of Fifty Thousand and 00/100 Dollars ($50,000) for fiscal year 2003.


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      5.    Other Benefits; Options.

            a.    General. During the Employment Term, the Employee shall:

                  i. be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of such plans, as may be in effect from time to time;

                  ii. be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as may be in effect from time to time;

                  iii. be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, provided that such number of paid vacation days in each calendar year shall not be less than twenty (20) work days (four calendar weeks). The Employee shall also be entitled to all paid holidays given by the Company to its senior executive officers;

                  iv. be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time;

                  v. be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with the Company's normal policies from time to time in effect; and

                  vi. be entitled to a monthly car allowance in the amount of $750.00 in addition to reimbursement for monthly parking expenses at a parking lot/garage in proximity to the Company's New York, NY office location.

            b. Grant of Initial Options. In connection with the execution and delivery of this Agreement by the Employee, the Company is granting to the Employee options to purchase 225,000 shares ("Initial Options") of Company Common Stock, $.001 par value ("Common Stock"), at a purchase price equal to the Fair Market Value (as defined in (d) below) on the Commencement Date, of which options to purchase 25% of such shares of Common Stock shall vest on the Commencement Date and options to purchase the remaining shares of Common Stock shall vest in thirty-six equal increments over the thirty-six month period beginning at


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

                  the end of the month following the first anniversary of the Commencement Date, all as provided in the Stock Option Agreement of even date herewith between the Company and the Employee.

            c.    Intentionally Omitted.

            d. Fair Market Value. "Fair Market Value" means as of any date, the value of Common Stock determined as follows:

                  i. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the trading day of the day of grant of the particular Options and as reported in the Wall Street Journal or such other source as the Compensation Committee deems reliable;

                  ii. If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the average between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of grant of the particular Subsequent Options and as reported in the Wall Street Journal or such other source as the Compensation Committee deems reliable; or

                  iii. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Compensation Committee.

            e. Change of Control. If there is a Change of Control of the Company (as defined below) 50% of all then unvested Initial Options granted pursuant to Section 5 of this Agreement shall vest immediately upon completion of the Change of Control, and the remaining 50% of the unvested Initial Options shall continue to vest in accordance with the schedule set forth in
                  Section 5. Notwithstanding, in the event that a Change of Control results in Employee's termination within three (3) months after the completion of the Change of Control, all then remaining unvested Initial Options shall vest immediately upon Employee's termination. As used hereinabove, "Change of Control" means the occurrence of any of the following (i) the Company consolidates with or merges with or into another person pursuant to the transaction in which the outstanding securities of the


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

                  Company are converted into or exchanged for cash or other property of for securities possessing less than 50% of the voting power of the outstanding securities of the person surviving such merger or consolidation; (ii) the Company sells, assigns conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any persons; or (iii) any "person" or "group" (as such terms are used in Sections 13(d) and 14 (d) of the Securities and Exchange Act), other than the holders of the Securities of the Company as of the date hereof shall, by virtue of ownership of securities or by agreement or otherwise, be entitled to elect a majority of the director of the Company.

      6. Confidential Information. The Employee hereby covenants, agrees and acknowledges as follows:

            a. The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any present or future subsidiaries or affiliates of the Company (collectively with the Company, the "Companies"), including but not limited to (i) customer lists; related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (A) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee), (B) that the Employee receives on a nonconfidential basis from a source (other than the Companies or their representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies or (C) that was in the possession of the Employee prior to disclosure by the Companies.

            b. The Employee shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Companies in the performance of the Employee's duties under this Agreement. The Employee may disclose Confidential Information when required by a third


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

                  party and applicable law or judicial process, but only after providing immediate notice to the Company of any third party's request for such information, which notice shall include the Employee's intent to disclose any Confidential Information with respect to such request.

            c. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this
                  Section 6 would be inadequate and, therefore, agrees that the Companies shall be entitled to seek injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach by the Employee; provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach, including, but not limited to, reimbursement of any amounts paid by Company under Section 8 of this Agreement.

            d. The Employee agrees that upon termination of his employment with the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

            e. The obligations of the Employee under this Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

            f. Without limiting the generality of Section 12 of this Agreement, the Employee hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Employee's heirs, successors and legal representatives.

      7.    Termination of Employment.

            a. The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

                  i.    death of the Employee;

                  ii. the Employee's inability to perform his duties on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

                  iii. the Company giving written notice, at any time, to the Employee that the Employee's employment is being terminated for "Cause" (as defined in (b) below);


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

                  iv. the Company giving written notice, at any time, to the Employee that the Employee's employment is being terminated or is not being renewed, other than pursuant to clause (i), (ii) or (iii) above ("Without Cause"); or

                  v. the Employee terminates his employment hereunder for any reason whatsoever (whether by reason of retirement, resignation or otherwise).

            b. Cause. The following actions, failures and events by or affecting the Employee shall constitute "Cause" for termination within the meaning of clause (iii) of Section 7
                  (a) above:

                  i. indictment for or conviction of the Employee of, or the entering of a plea of nolo contendere by the Employee with respect to, having committed a felony;

                  ii. abuse of controlled substances or alcohol or acts of dishonesty or moral turpitude by the Employee that are materially detrimental to one or more of the Companies;

                  iii. acts or omissions by the Employee that the Employee knew were likely to damage the business of one or more of the Companies;

                  iv. negligence by the Employee in the performance of, or disregard by the Employee of his material obligations under this Agreement or otherwise relating to his employment, which negligence or disregard continue unremedied for a period of fifteen (15) days after written notice thereof to the Employee; or

                  v. failure by the Employee to obey the reasonable and lawful orders and policies of the Board of Directors that are consistent with the provisions of this Agreement.

      8.    Payments Upon Termination.

            a. Termination Without Cause. In the event that the Employee's employment is terminated by the Company Without Cause during the Employment Term and provided that the Employee is acting in accordance with his obligations pursuant to Section 10, then the Company shall pay to the Employee, as severance pay or liquidated damages or both, monthly payments at the rate per annum of his Salary at the time of such termination for a period of twelve (12) months.

            b. Payments Limited. Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Sections 4(b) and 8(a) above and the Company's Employee


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

                  Handbook, neither the Company nor any of its affiliates shall be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of termination of the Employee's employment by the Company for Cause or Without Cause, other than (i) such amounts, if any, of his Salary and bonus as shall have accrued and remained unpaid as of the date of said cessation and (ii) subject to the terms of the Company's Employee Handbook, such other amounts, if any, which may be then otherwise payable to the Employee pursuant to the terms of the Company's benefits plans or pursuant to clause (v) of Section 5(a) above.

            c. Interest. No interest shall accrue on or be paid with respect to any portion of any payments under this Section 8.

            d. The obligations of the Company under this section 8 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement.

      9.    Non-Assignability.

                  i. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 9(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity. This Agreement may not be assigned by the Company except with the Employee's prior written consent, provided, however, that the Company may assign this Agreement without Employee's consent to an affiliate of the Company with the financial resources to fulfill the Company's obligations hereunder and to an entity involved in a Change of Control, as defined in Section 5(e) of this Agreement.

                  ii. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

      10.   Restrictive Covenants.

            a. Competition. During the Employment Term and, in the event the Employee's employment is terminated, during the period following such termination and continuing until (i) the last payment is made to the


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                  Employee pursuant to Section 8(a) hereof, as the case may be, or (ii) in the case of a termination of the Employee's employment pursuant to Section 7(a)(iii) or (v) hereof, the first anniversary of the date of such termination (the "Applicable Continuation Period"), the Employee will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Companies within the meaning of Section 10(d), provided, however, that the provisions of this Section 10(a) shall not be deemed to prohibit the Employee's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of not more than one percent (1%) of any other business.

            b. Non-Solicitation. During the Employment Term and during the Applicable Continuation Period, the Employee will not directly or indirectly induce or attempt to induce any employee of any of the Companies to leave the employ of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between any of the Companies and any employee thereof.

            c. Non-Interference. During the Employment Term and during the Applicable Continuation Period, the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the Companies if such action by him would have an adverse effect on the business, assets or financial condition of any of the Companies, or materially interfere with the relationship between any such person or entity and any of the Companies.

            d.    Certain Definitions.

                  i. For purposes of this Section 10, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with one or more of the Companies, if such person or entity conducts, or, to the knowledge of the Employee, plans to conduct, the Specified Business (as hereinafter defined) as a significant portion of its business in any of the markets served by the Companies or, in the case of a person or entity pursuing a business strategy of providing telecommunications infrastructure services anywhere in the continental United States.


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

                  ii. For purposes of this Agreement, "Specified Business" means (A) providing outsourced telecommunications infrastructure services to local or long distance telecommunications providers or engaging in any business conducted by the Company at the time of termination of the Employee's employment with the Company or (B) conducting, operating, carrying out or engaging in the business of managing any entity described in clause (A).

                  iii. Certain Representations of the Employee. In connection with the foregoing provisions of this Section 10, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this
                        Section 10 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Employee in this
                        Section 10 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

                  iv. Injunctive Relief. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 10 hereof would be inadequate and, therefore, agrees that the Company and any of its subsidiaries or affiliates shall be entitled to seek injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

      11. Representations and Warranties. The Employee represents and warrants that he is not subject to or a party to any agreement, contract, covenants, order or other restriction which in any way prohibits, restricts or impairs the Employee's ability to enter into this Agreement and carry out his duties and obligations hereunder. Each party hereto represents and warrants to the other that (i) each has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform fully all of his or its obligations hereunder; and (ii) this Agreement has been duly executed and delivered and constitutes a valid and binding obligation of each party, enforceable in accordance with its terms.

      12.   Binding Effect. Without limiting or diminishing the effect of
            Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.


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

      13. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

      14. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      15. Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of
            Section 6 or 10 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 6 or 10 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 10 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

      16. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

      17. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.


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

      18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.


LEXENT INC.

__________________________                DATE: September 23, 2002
BY:   Kevin O'Kane
Its:  Chief Executive Officer


NORMAN FORNELLA


___________________________               DATE: September 23, 2002


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